Exhibit 99.1

Xenith Bankshares, Inc. Announces Reverse Stock Split

RICHMOND, VA, December 7, 2016 — Xenith Bankshares, Inc. (Nasdaq: XBKS) (the “Company”), parent company of Xenith Bank, today announced a reverse stock split of the Company’s outstanding shares of common stock at a ratio of 1-for-10.

The Company’s shareholders granted the Board of Directors the authority to effect the reverse stock split at the Company’s annual meeting of shareholders held on November 21, 2016.

The reverse stock split is scheduled to take effect at 9:00 AM Eastern Time on December 13, 2016 (the “Effective Time”). At the Effective Time, every 10 issued and outstanding shares of the Company’s common stock will be reclassified and converted into one validly issued, fully paid and non-assessable share of common stock. The par value of each share of common stock will remain unchanged at $0.01 per share.

Trading in the Company’s common stock on a split adjusted basis is expected to begin at the market open on December 13, 2016. The Company’s common stock will continue trading on the NASDAQ Stock Market under the symbol “XBKS” but will be assigned a new CUSIP number.

As a result of the reverse stock split, the issued and outstanding number of shares of the Company’s common stock will be reduced from approximately 230,908,387 to approximately 23,090,838. Proportional adjustments will be made to the Company’s outstanding stock options, warrants and equity incentive plans.

No fractional shares will be issued as a result of the reverse stock split. Rather, shareholders of fractional shares of the Company’s common stock will receive a cash payment at a price equal to the closing price of the Company’s common stock as of the Effective Time. Shareholders of record will receive information from Computershare Investor Services, the Company’s transfer agent, regarding their ownership following the reverse stock split and cash in lieu of fractional share payments, if applicable. Shareholders who hold their shares in brokerage accounts or “street name” are not required to take any action in connection with the reverse stock split. Shareholders who hold certificated shares will be notified by Computershare Investor Services regarding the exchange of their certificates in connection with the reverse stock split.

About Xenith Bankshares, Inc.

Xenith Bankshares, Inc. (“XBKS”) is the holding company for Xenith Bank, a full-service commercial bank headquartered in Richmond, Virginia. XBKS is the fifth largest community bank by deposits headquartered in the Commonwealth of Virginia. Xenith Bank specifically targets the banking needs of middle market and small businesses, local real estate developers and investors, and retail banking clients. XBKS also offers marine finance floorplan and end-user products through its Shore Premium

Finance division of Xenith Bank. Xenith Bank’s regional area of operations spans from Baltimore, Maryland and Rehoboth Beach, Delaware, to Raleigh and eastern North Carolina, complementing its significant presence in Greater Washington, D.C., Greater Richmond, Virginia, Greater Hampton Roads, Virginia and on the Eastern Shore of Maryland and Virginia. Xenith Bank has 42 full-service branches and five loan production offices located across these areas with its headquarters centrally-located in Richmond. XBKS’s common stock trades on The NASDAQ Stock Market under the symbol “XBKS.”

Additional information about XBKS and its subsidiaries can be found at www.xenithbank.com.

Caution About Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to XBKS. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to XBKS. If a change occurs, XBKS’s business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors related to the Gateway Bank Mortgage, Inc. (“GBMI”) transaction that may cause actual results to differ materially from those contemplated by these forward-looking statements include among others a higher than expected number of GBMI employees leaving GBMI prior to the closing, funding and sale of loans currently in process. Additional factors include among others: difficulties and delays in integrating the combination of the Hampton Roads Bankshares, Inc. and legacy Xenith Bankshares, Inc. businesses or fully-realizing cost savings and other benefits; business disruptions following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the inability to realize deferred tax assets within expected time frames or at all; and the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and the risks discussed in XBKS’s public filings with the Securities and Exchange Commission, including those outlined under “Risk Factors” in XBKS’s registration statement on Form S-4 (Registration Statement No: 333-210643). Except as required by applicable law or regulations, XBKS does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

# # # # #

Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com

2